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EXHIBIT 99 PRESS RELEASE


                    JUNIATA VALLEY FINANCIAL CORPORATION
                         AND LEWISTOWN TRUST COMPANY
                    EXECUTIVE AGREEMENT AND PLAN OF MERGER

                                                   Date:  December 30, 1997

Juniata Valley Financial Corporation (OTC:JUVF) and Lewistown Trust Company jointly announced today that they have entered into a definitive agreement and plan of merger providing for the merger of Lewistown Trust Company with and into the Juniata Valley Bank, a wholly subsidiary of Juniata Valley Financial Corporation (Juniata).

Under the terms of the definitive merger agreement, Lewistown Trust Company will be merged into the Juniata Valley Bank and Juniata will exchange one share of Juniata common stock for each share of Lewistown Trust Company common stock outstanding in a tax-free exchange. Based upon Juniata's closing price on December 29, 1997, the shares of Juniata to be received by Lewistown shareholders would have a value of $33.7 million, or $36.00 per share. In relation to Juniata's price of $36.00 per share, the transaction consideration is approximately 2.37 times Lewistown's September 30, 1997 book value of $15.16 per share and 23.4 times its last twelve months earnings of $1.54. The transaction will be accounted for as a pooling of interests and, pending regulatory and shareholder approvals, is expected to be completed in the first half of 1998.

Juniata is headquartered in Mifflintown, Pennsylvania. Its banking subsidiary, the Juniata Valley Bank, currently operates 8 banking offices in Juniata, Perry, Mifflin and Huntingdon Counties.

Lewistown Trust Company is headquartered in Lewistown, Pennsylvania and currently operates 4 full service banking offices in Mifflin County.

Based on September 30, 1997 financial data, the combined organization will have approximately $332 million in total assets, $189 million in loans, $284.5 million in deposits and $43 million in total equity. At consummation, it is expected that the combined banking subsidiary will have 12 full service banking offices.

A. Jerome Cook, Chief Executive Officer of Juniata Valley, commented, "Lewistown Trust Company is a well capitalized, efficient and sound financial institution which will provide many opportunities to grow the combined financial institution."





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Marshall L. Hartman, President and Chief Executive Officer for Lewistown,
stated, "We are pleased with the opportunity to merge our two well-respected banks. Not only will control remain in the community but the combined organization will be in a stronger position to benefit all of our constituencies."

Upon consummation of the merger, all of the current directors of Lewistown will become directors of Juniata and Juniata Valley Bank and Harry B. Fairman, Jr., Philip E. Gingerich, Jr. and Marshall L. Hartman will become Vice Chairmen of Juniata and Juniata Valley Bank. A. Jerome Cook will assume the role of Chief Executive Officer and Chairman of the Board of Directors of Juniata and Juniata Valley Bank. Francis J. Evanitsky, Executive Vice President of Lewistown, will be appointed President and Chief Operating Officer of Juniata and Juniata Valley Bank and Linda L. Engle, Senior Vice President and Chief Financial Officer of Juniata will become Executive Vice President and Chief Financial Officer of Juniata and Juniata Valley Bank.




































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